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ING Investments Taps del Rey Global Investors

As Sub-Adviser to ING International Value Fund

November 22, 2010 — ING Investments, LLC (“ING Investments”) today announced that, pending shareholder approval, del Rey Global Investors, LLC is expected to be added as a sub-adviser to the ING International Value Fund (NIVAX). If approved, del Rey would begin managing a sleeve of the fund effective on or around January 21, 2011. The board of trustees of the ING International Value Fund already has approved adding del Rey as a sub-adviser.

According to ING Investments, adviser to the ING International Value Fund, the addition of del Rey further diversifies the fund’s investment style. del Rey’s approach to value investing focuses on a stock’s absolute valuation, franchise quality and risk/reward characteristics. ING Investments believes this approach complements the management styles of the two existing sub-advisers, Brandes Investment Partners L.P. and ING Investment Management Co., both of which will continue in their sub-advisory roles.

del Rey, registered as an investment adviser since early 2010, currently manages approximately $1.1 billion in international and global large-cap equity strategies.

“We have known del Ray’s Founder and CIO Paul Hechmer for many years and believe his expertise as a value manager can benefit our fund and its shareholders,” said Andy Simonoff, Senior Vice President and head of product management at ING Investment Management. “del Rey is an excellent addition to our strong, sub-adviser line-up.

“We are very pleased to have been chosen, pending shareholder approval, as a sub-adviser for the ING International Value Fund,” said Hechmer. “Today’s equity market poses challenges yet we believe there are significant opportunities for value investors. We look forward to being part of the multi-manager team of the ING International Value Fund.”

ING Investments continues to retain overall management and oversight responsibilities for the fund and will monitor each sub-adviser’s performance.  For more information about ING Funds, please visit www.ingfunds.com.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of the fund, nor is it a solicitation of any proxy. For information regarding the fund, or to receive a free copy of a Proxy Statement relating to the proposal please call ING Funds toll free at 1-800-992-0180.

About ING Investments

ING Investments serves as the investment adviser to the Fund and managed approximately $46.5 billion in assets as of December 31, 2009. ING Investments is an indirect, wholly-owned subsidiary of ING Groep N.V., a global financial institution of Dutch origin offering banking, investments, life insurance and retirement services to over 75 million private, corporate and institutional clients in more than 50 countries.

Officers and employees of ING Investments, its affiliates or other representatives of the fund may be soliciting proxies from shareholders in favor of the proposal discussed above and other related matters. Information concerning persons who may be considered participants in the solicitation of fund shareholders under SEC rules are contained in the Proxy statement that was filed with the SEC on November 17, 2010.

About del Rey Global Investors

del Rey Global Investors, LLC strives to deliver superior risk-adjusted absolute returns over a complete market cycle by actively managing well diversified international and global equity investment portfolios.    The philosophy and processes utilized are a byproduct of the firm’s bottom-up, fundamental value investment heritage. Indifferent to benchmark considerations, the firm focuses primarily on capital preservation while scouring the global marketplaces for industry leading companies capable of creating inflation protected shareholder value over time.

del Rey is based in Los Angeles, California.  For more information about del Rey, please call 310.649.1230 or visit www.delreyglobal.com.